UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                               (Amendment No. )

Filed by the Registrant  /X/

Filed by a Party other than the Registrant/ /

Check the appropriate box:

/X/   Preliminary Proxy Statement
/ /   Confidential, for Use of the Commission Only (as permitted by
      Rule 14a-6(e)(2))
/ /   Definitive Proxy Statement
/ /   Definitive Additional Materials
/ /   Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12

                                    XOMA Ltd.
                (Name of Registrant as Specified In Its Charter)

                      -------------------------------------
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1)   Title of each class of securities to which transaction applies:

     2)   Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set for the amount on which the filing fee is calculated and state how it was determined):

     4)   Proposed maximum aggregate value of transaction:

     5)   Total fee paid:

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)   Amount Previously Paid:

     2)   Form, Schedule of Registration Statement No.:

     3)   Filing Party:

     4)   Date Filed:

                                   (XOMA LOGO)

                                    XOMA LTD.
                               2910 Seventh Street
                           Berkeley, California 94710
                                 (510) 644-1170




                                 April 20, 1999




To Our Shareholders:

     You are cordially invited to attend the annual meeting of shareholders of XOMA Ltd. on May 25, 1999 at 9:00 a.m. local time, which will be held at The Claremont Hotel, Ashby and Domingo Avenues, Berkeley, California 94623.

     Details of business to be conducted at the annual meeting are provided in the enclosed Notice of Annual Meeting of Shareholders and Proxy Statement. Also enclosed for your information is a copy of our Annual Report to Shareholders for 1998. Some of our shareholders will be accessing these materials and voting via the Internet and will not be receiving a paper proxy card by mail.

     We hope that you will attend the annual meeting. In any event, please promptly sign, date and return the enclosed proxy in the accompanying reply envelope or vote telephonically or via the Internet.

                                       Sincerely yours,



                                       John L. Castello
                                       Chairman of the Board,
                                       President and Chief Executive
                                       Officer

Enclosures

                                    XOMA LTD.
                                 ---------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                     TO BE HELD AT 9:00 A.M. ON MAY 25, 1999
                                 ---------------


To the Shareholders of XOMA Ltd.:

     Notice is hereby given that the annual meeting of shareholders of XOMA Ltd. (the "Company") will be held at The Claremont Hotel, Ashby and Domingo Avenues, Berkeley, California 94623, on May 25, 1999, at 9:00 a.m. local time, for the following purposes:

    1.       To elect directors;

    2. To approve the issuance of Common Shares upon conversion of the Company's remaining outstanding
             Series C Preference Shares in compliance with Rule
             4460 of the Nasdaq Stock Market;

    3. To ratify the appointment by the Company's Board of Directors of Ernst & Young LLP to act as the Company's independent accountants for the 1999 fiscal year; and

    4. To consider and transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

     The Board of Directors has fixed the close of business on April 7, 1999, as the record date for the determination of shareholders entitled to notice of, and to vote at, this meeting and at any adjournment or postponement thereof.

                                    By Order of the Board of Directors



                                    Christopher J. Margolin
                                    Secretary
April 20, 1999
Berkeley, California

                             YOUR VOTE IS IMPORTANT

-------------------------------------------------------------------------------

     You are cordially invited to attend the meeting in person. Whether or not you plan to attend the meeting, please promptly mark, sign and date the enclosed proxy and mail it in the accompanying postage pre-paid envelope or vote telephonically or via the Internet.

-------------------------------------------------------------------------------

                                    XOMA LTD.
                                  ------------

                                 PROXY STATEMENT

                                  ------------



TO THE SHAREHOLDERS:

     The enclosed proxy is solicited on behalf of the Board of Directors of XOMA Ltd., a company organized under the laws of Bermuda ("XOMA" or the "Company"), for use at the annual meeting of shareholders to be held at The Claremont Hotel, Ashby and Domingo Avenues, Berkeley, California 94623, on May 25, 1999, at 9:00 a.m. local time, or any adjournment or postponement thereof, at which shareholders of record on April 7, 1999 will be entitled to vote. On April 7, 1999, the Company had issued and outstanding 50,231,987 common shares, par value US$.0005 per share ("Common Shares"). Holders of Common Shares are entitled to one vote for each share held.

     All registered shareholders can vote by paper proxy or by telephone. Shareholders whose Common Shares are registered in the name of a bank or brokerage firm should follow the instructions provided by their bank or brokerage firm on voting their shares. Shareholders whose Common Shares are registered in the name of a bank or brokerage firm participating in the ADP Investor Communication Services online program may vote electronically through the Internet. Instruction forms will be provided to shareholders whose bank or brokerage firm is participating in ADP's program. Signing and returning the proxy card or submitting the proxy by telephone or via the Internet does not affect the right to vote in person at the annual meeting.

     In the case of registered shareholders, a proxy may be revoked at any time prior to its exercise by (a) giving written notice of such revocation to the Secretary of the Company at the Company's principal office, 2910 Seventh Street, Berkeley, California 94710, (b) appearing and voting in person at the annual meeting, (c) properly completing and executing a later-dated proxy and delivering it to the Company at or before the annual meeting or (d) retransmitting a subsequent telephonic proxy before the annual meeting. Presence without voting at the annual meeting will not automatically revoke a proxy, and any revocation during the meeting will not affect votes previously taken. Shareholders whose Common Shares are registered in the name of a bank or brokerage firm should follow the instructions provided by their bank or brokerage firm in revoking their previously voted shares. Abstentions and broker non-votes are each included in the number of shares present and voting for purposes of establishing a quorum. Each is tabulated separately. Ab-stentions are counted in tabulations of the votes cast on proposals presented to shareholders, whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved.

     The Company will bear the entire cost of solicitation, including preparation, assembly, printing, and mailing of this proxy statement, the proxy card, and any additional material furnished to shareholders. Copies of solicitation material will be furnished to brokerage houses, fiduciaries, and custodians holding in their names shares that are beneficially owned by others to forward to such beneficial owners. The solicitation of proxies may be supplemented by one or more of telephone, telegram, or personal solicitation by directors, officers, or employees of the Company for no additional compensation. Except as described above, the Company does not intend to solicit proxies other than by mail and via the Internet. Shareholders voting via the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that must be borne by the shareholder.

     The Company intends to mail this proxy statement and make it available on the Internet on or about April 20, 1999.

                                 SHARE OWNERSHIP

     The following table sets forth as of April 7, 1999, certain information regarding all shareholders known by the Company to be the beneficial owners of more than 5% of the Company's outstanding Common Shares and regarding each director, each executive officer named on the following compensation tables and all directors and current executive officers as a group, together with the approximate percentages of outstanding Common Shares owned by each of them. Unless otherwise indicated, each of the shareholders has sole voting and investment power with respect to the shares beneficially owned, subject to community property laws where applicable.

                                                                    Number of                   Percentage of
                                                                  Common Shares                 Common Shares
                Name of Beneficial Owner                       Beneficially Owned             Beneficially Owned
                ------------------------                       ------------------             ------------------

James G. Andress(1)...................................                 16,500                         *
William K. Bowes, Jr.(2)..............................                 52,569                         *
John L. Castello(3)...................................                733,000                        1.4
Peter B. Davis(4).....................................                147,932                         *
Clarence L. Dellio(5).................................                203,105                         *
Arthur Kornberg, M.D.(6)..............................                 32,500                         *
Christopher J. Margolin(7)............................                152,922                         *
Steven C. Mendell(8)..................................                253,500                         *
Patrick J. Scannon, M.D., Ph.D.(9)....................                487,918                        1.0
W. Denman Van Ness(10)................................                 55,431                         *
All executive officers
  and directors as a
  group (10 persons)(11)..............................              2,135,377                        4.3

---------------------

*    Indicates less than 1%.

(1) Represents 16,500 shares issuable upon the exercise of options exercisable as of 60 days after the record date.

(2) Includes 22,500 shares issuable upon the exercise of options exercisable as of 60 days after the record date.

(3) Includes 667,000 shares issuable upon the exercise of options exercisable as of 60 days after the record date. Does not include 7,000 shares owned by Mr. Castello's sons. Mr. Castello disclaims beneficial ownership of such shares. Does not include 7,026 shares which have vested pursuant to the Company's Deferred Savings Plan.

(4) Includes 124,833 shares issuable upon the exercise of options exercisable as of 60 days after the record date. Does not include 4,995 shares which have vested pursuant to the Company's Deferred Savings Plan.

(5) Includes 170,305 shares issuable upon the exercise of options exercisable as of 60 days after the record date. Does not include 7,657 shares which have vested pursuant to the Company's Deferred Savings Plan.

(6) Includes 22,500 shares issuable upon the exercise of options exercisable as of 60 days after the record date.

(7) Includes 143,833 shares issuable upon the exercise of options exercisable as of 60 days after the record date. Does not include 7,193 shares which have vested pursuant to the Company's Deferred Savings Plan.

(8) Includes 211,500 shares issuable upon the exercise of options exercisable as of 60 days after the record date. Does not include 631 shares which have vested pursuant to the Company's Deferred Savings Plan and are now held in a rollover IRA account.

(9) Includes 400,000 shares issuable upon the exercise of options exercisable as of 60 days after the record date. Does not include 7,657 shares which have vested pursuant to the Company's Deferred Savings Plan.

(10) Includes 32,481 shares held by The Van Ness 1983 Revocable Trust, of which Mr. Van Ness is a trustee. Also includes 450 shares held by various trusts of which Mr. Van Ness may be deemed the beneficial owner. Mr. Van Ness disclaims such beneficial ownership. Includes 22,500 shares issuable upon the exercise of options exercisable as of 60 days after the record date.

(11) Includes 1,802,471 shares issuable upon exercise of options exercisable as of 60 days after the record date. Does not include 35,159 shares which have vested pursuant to the Company's Deferred Savings Plan.

                       COMPENSATION OF EXECUTIVE OFFICERS

     The following table sets forth the compensation of the named executive officers for the last three completed fiscal years of the Company:


                                                               SUMMARY COMPENSATION TABLE


                                                                                                      Long-Term
                                                       Annual Compensation                          Compensation
                                                                                                     Securities
                                                                                    Other Annual     Underlying      All Other
        Name and                                     Salary           Bonus         Compensation       Options      Compensation
   Principal Position                 Year           ($)              ($)(1)           ($)(2)            (#)           ($)(3)


John L. Castello                      1998           $500,000          N/A             $18,537          50,000       $30,722
  (Chairman of the                    1997           $500,000          N/A                $878          60,000       $30,472
  Board, President and                1996           $500,000          N/A             $22,283          50,000       $30,472
  Chief Executive Officer)

Patrick J. Scannon, M.D.,             1998           $310,000        $62,199           $13,173          25,000       $17,158
  Ph.D.                               1997           $310,000        $46,714            $1,000          30,000       $17,421
  (Chief Scientific and               1996           $300,000        $41,132                $0          50,000       $17,124
  Medical Officer)

Clarence L. Dellio                    1998           $240,500        $49,972            $9,346          25,000        $7,281
    (Senior Vice President,           1997           $233,000        $38,133                $0          30,000        $7,056
  Operations)                         1996           $223,000        $27,377            $4,288          45,000        $7,031

Peter B. Davis                        1998           $217,500        $42,596                $0          25,000        $7,016
  (Vice President,                    1997           $210,000        $37,364                $0          30,000        $6,788
  Finance and Chief                   1996           $200,000        $19,656                $0          35,000        $6,766
  Financial Officer)

Christopher J. Margolin               1998           $217,500        $45,084            $8,462          25,000        $7,016
  (Vice President,                    1997           $210,000        $34,606            $8,077          30,000        $6,788
  General Counsel and                 1996           $200,000        $26,042            $7,692          35,000        $6,766
  Secretary)

----------------------

(1) Each amount in this column for 1998, 1997 and 1996 represents awards under the Company's Management Incentive Compensation Plan in the following amounts: Dr. Scannon - $15,306 and 1,917 shares of Common Stock in 1998 (relating to performance in 1997); $15,128 in 1998 and $15,128 and 1,537 shares of Common Stock in 1997 (relating to performance in 1996); $16,459 in 1998, $16,459 in 1997 and $16,459 and 2,465 shares of Common Stock in 1996 (relating to performance in 1995); $8,214 in 1996 (relating to performance in 1993); Mr. Dellio - $11,522 and 1,443 shares of Common Stock in 1998 (relating to performance in 1997); $11,189 in 1998 and $11,189 and 943 shares of Common Stock in 1997 (relating to performance in 1996); 1,500 shares of Common Stock in each of 1998 and 1997 and $10,683 and 1,500 shares of Common Stock in 1996 (relating to performance in 1995); $6,011 in 1996 (relating to performance in 1993); Mr. Davis - $10,763 and 1,216 shares of Common Stock in 1998 (relating to performance in 1997); 959 shares of Common Stock in 1998 and $11,435 and 959 shares of Common Stock in 1997 (relating to performance in 1996); 1,211 shares of Common Stock in each of 1998 and 1997 and $9,828 and 1,211 shares of Common Stock in 1996 (relating to performance in 1995); Mr. Margolin - $11,288 and 1,366 shares of Common Stock in 1998 (relating to performance in 1997); $12,098 in 1998 and $12,098 and 956 shares of Common Stock in 1997 (relating to performance in 1996); $10,411 in each of 1998 and 1997 and $10,411 and 1,254 shares of
     Common Stock in 1996 (relating to performance in 1995); $5,220 in 1996 (relating to performance in 1993).

(2) Mr. Castello's amounts in this column for 1998, 1997 and 1996 include financial services provided to Mr. Castello in the amount of $5,588, $567 and $3,052, respectively. Mr. Castello's, Mr. Dellio's, Mr. Margolin's and Dr. Scannon's amounts in this column for 1998, Mr. Margolin's amount in this column for 1997 and Mr. Castello's, Mr. Dellio's and Mr. Margolin's amounts in this column for 1996 represent cash payments in lieu of earned vacation.

(3) Each amount in this column for 1998, 1997 and 1996 includes 1,584, 881 and 908, respectively, shares of the Company's Common Stock contributed to the accounts of Mr. Castello, Dr. Scannon, Mr. Dellio, Mr. Davis and Mr. Margolin under the Company's Deferred Savings Plan, valued at fiscal year-end formula prices of $3.16, $5.39, $5.23, respectively, per share. Amounts for 1998, 1997 and 1996 also include group term life insurance premiums in the following amounts: Mr. Castello--$7,722 for each of 1998, 1997 and 1996; Dr. Scannon--$3,168 for 1998, $3,203 for 1997 and $1,914 for
     1996; Mr. Dellio--$2,281 for 1998; $2,306 for 1997 and $2,281 for 1996; Mr.
     Davis--$2,016 for 1998, $2,038 for 1997 and $2,016 for 1996; and Mr.
     Margolin--$2,016 for 1998, $2,038 for 1997 and $2,016 for 1996. Dr.
     Scannon's amounts for 1998, 1997 and 1996 include $8,990, $9,468 and $10,460 respectively, which represent the difference between (i) the amount of interest Dr. Scannon would have been required to pay in interest for each such year had the loan made to him by the Company pursuant to his employment agreement been made at the then-prevailing market rate and (ii) the amount of interest payable on the loan for each such year in accordance with its terms. See "Employment Contracts and Termination of Employment and Change-in-Control Arrangements."

     The following table contains information concerning the grant of options under the Company's option plans to the named executive officers as of the end of the last completed fiscal year of the Company. No share appreciation rights ("SARs") were granted during the last fiscal year and none were held at the end of the fiscal year.

                                                   OPTION GRANTS IN LAST FISCAL YEAR

                                                           Individual Grants



                                Number of        % of Total                                       Potential Realized Value
                               Securities         Options                                        of Assumed Annual Rates of
                               Underlying         Granted         Exercise                        Share Price Appreciation
                                 Options        to Employees         or                             For Option Term (1)
                                 Granted         In Fiscal       Base Price    Expiration         0%       5%           10%
Name                               (#)              Year           ($/Sh)         Date           ($)      ($)           ($)

John L. Castello.......             50,000          9.0%           $5.00        2/25/08           0    $157,224      $398,436
Patrick J. Scannon, M.D.,
Ph.D...................             25,000          4.5%           $5.00        2/25/08           0    $ 78,612      $199,218
Clarence L. Dellio.....             25,000          4.5%           $5.00        2/25/08           0    $ 78,612      $199,218
Peter B. Davis.........             25,000          4.5%           $5.00        2/25/08           0    $ 78,612      $199,218
Christopher J. Margolin             25,000          4.5%           $5.00        2/25/08           0    $ 78,612      $199,218

---------------------

(1) The amounts set forth in the three columns represent hypothetical gains that might be achieved by the optionees if the respective options are exercised at the end of their ten-year option terms. These gains are based on assumed rates of share price appreciation of 0%, 5% and 10% compounded annually from the dates the respective options were granted. The 0% appreciation column is included because the options were granted with exercise prices equal to the market price of the underlying Common Shares on the date of grant, and thus will have no value unless the Company's share price increases above the exercise prices as a result of actions by the executives that improve the Company's performance and/or other factors affecting such price.

     The following table sets forth information with respect to the named executive officers concerning the exercise of options during the last completed fiscal year of the Company and unexercised options held as of the end of the fiscal year. No SARs were exercised during the last fiscal year and none were held at the end of the fiscal year.

                  AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION VALUES

                                Shares
                               Acquired                       Number of Securities                Value of Unexercised
                                  On            Value        Underlying Unexercised              In-the-Money Options at
                               Exercise       Realized        Options at FY-End (1)                    FY-End ($)(1)
Name                             (#)             ($)      Exercisable     Unexercisable    Exercisable       Unexercisable
----                          ---------       ---------   -----------     -------------    -----------       -------------

John L. Castello.......          --              --         637,291         122,709         $368,829            $15,547
Patrick J. Scannon M.D.,
Ph.D...................          --              --         382,788          72,212         $215,649            $ 7,788
Clarence L. Dellio.....          --              --         156,112          68,526         $ 76,680            $ 6,006
Peter B. Davis.........          --              --         112,251          67,749         $ 52,292            $ 5,520
Christopher J. Margolin          --              --         132,034          62,966         $ 64,656            $ 5,656
-------------------------

(1) The amounts listed in the two columns are based on the closing price per share of $3.1875 on December 31, 1998, as reported on the Nasdaq National Market, less the applicable option exercise prices.

Employment Contracts and Termination of Employment and Change-in-Control Arrangements

     The Company has entered into an employment agreement with Mr. Castello, dated as of April 29, 1992, that provides for his employment as President and Chief Executive Officer at a salary of $500,000 per year. Under this agreement, Mr. Castello also receives all standard Company employee benefits and supplemental life insurance for the amount that an annual premium of $18,000 provides. The agreement also provides for a grant of options for 500,000 shares of Common Stock under the Company's 1981 Stock Option Plan, which was made in 1992.

     Mr. Castello's employment may be terminated, with or without cause, at the will of either party. If terminated by the Company for any reason other than due cause or by Mr. Castello for good reason, Mr. Castello must be paid his then current base salary and benefits for one year. If terminated for due cause, he is entitled to no further compensation. Good reason includes, in the context of a change of control, the assignment to Mr. Castello of duties inconsistent with his prior duties; his removal from, or failure to re-elect him to, any position he held immediately prior to the change in control; any termination by the Company within three years of the change of control other than for due cause or upon disability or death; a good faith determination by Mr. Castello that changes in circumstances resulting from the change in control leave him substantially unable to perform his duties, after notice; the failure of the Company's successor or the transferee of its assets or business to assume its obligations under the agreement; or, a significant relocation of the Company's executive offices. Good reason also includes any reduction in base pay or benefits or any breach of the agreement by the Company.

     The Company has entered into an employment agreement with Dr. Scannon, dated as of March 26, 1999, that provides for his employment as Chief Scientific and Medical Officer at a salary of $320,000 per year. Under this agreement, Dr. Scannon is entitled to participate in any benefit plan for which key executives of the Company are eligible, including the Management Incentive Compensation Plan. The agreement also provides for a one-year loan to Dr. Scannon in the amount of $209,565.40, bearing interest at 6% per annum and secured by a pledge of certain of the Company's Common Shares. The loan was originally made to Dr. Scannon in 1993, has been extended for six additional years, and $177,141 in principal and interest payments have been received by the Company to date. The loan will become payable on demand in the event of any early termination of Dr. Scannon's employment. Upon termination of his employment for any reason other than cause, or upon resignation, Dr. Scannon must be paid his then current base salary and benefits for one year.

     The Company has entered into an employment agreement with Mr. Davis dated as of April 1, 1994 that provides for his employment as Chief Financial Officer at a salary of $200,000 per year. Under this agreement, Mr. Davis received a one-time transition allowance in the amount of $35,000 and is entitled to participate in any benefit plan for which executives of the Company are eligible. In addition, the agreement provides for a grant of options for 60,000 shares of Common Stock under the Company's 1981 Stock Option Plan, which was made in 1994, as well as participation in the Management Incentive Compensation Plan. Mr. Davis' employment agreement provides no additional compensation in the event of a change of control but provides a minimum severance amount equal to six months of base salary at the time of termination.

Compensation Committee Report on Executive Compensation

     The Company's compensation program for officers (including the named executive officers) is administered by the Compensation Committee of the Board of Directors (the "Committee"), which is composed of two non-employee directors. Following review and approval by the Committee, all issues pertaining to officer compensation are submitted to the full Board of Directors for approval. The primary objectives of the Company's compensation program are to enable the Company to attract, motivate and retain outstanding individuals and align their success with that of the Company's shareholders through the creation of shareholder value and achievement of strategic corporate objectives.

     The level of compensation paid to an officer is determined on the basis of the individual's overall experience, responsibility, performance and compensation level in his or her prior position (for newly hired officers), the individual's overall performance and compensation level at the Company during the prior year (for current employees), the compensation levels of similarly situated individuals in the pharmaceutical and biotechnology industries (including, but not limited to, the biotechnology companies included in the Dow Jones Medical and Biotechnology Index) and other labor markets in which the Company competes for employees, the performance of the Company's Common Shares during the prior fiscal year and such other factors as may be appropriately considered by the Board of Directors, by the Committee and by management in making its initial proposals to the Committee.

     Mr. Castello's compensation for 1997 was determined after considering the general factors described above and the terms of his existing employment contract. In 1992, the Committee approved, and recommended that the Board approve, the terms of Mr. Castello's employment contract, as more fully described under "Employment Contracts and Termination of Employment and Change-in-Control Arrangements," because it felt that the terms thereof were necessary in order to attract a candidate of Mr. Castello's experience and reputation in the pharmaceutical industry, which in turn was deemed necessary in order to enable the Company to advance toward its long-range goal of becoming a pharmaceutical company with commercially viable products. Mr. Castello has not received a salary increase since his employment contract was executed in 1992.

     The principal methods for long-term incentive compensation are the Company's 1981 Share Option Plan (the "1981 Option Plan") and Restricted Share Plan (the "Restricted Plan"), and compensation thereunder principally takes the form of incentive and non-qualified option grants. These grants are designed to promote the convergence of long-term interests between the Company's key employees and its shareholders; specifically, the value of options granted will increase or decrease with the value of the Company's Common Shares. In this manner, key individuals are rewarded commensurately with increases in shareholder value. These grants also typically include a 5-year vesting period to encourage continued employment. The size of a particular option grant is determined based on the individual's position with and contribution to the Company. For grants during 1998, the number of options granted were determined based on the numbers of options granted to such individuals in the previous fiscal year, the aggregate number of options held by each such individual, the number of options granted to similarly situated individuals in the pharmaceutical and biotechnology industries, the price of the Company's Common Shares relative to other companies in such industries and the resulting relative value of such options; no specific measures of corporate performance were considered.

     Certain employees are also compensated through the Management Incentive Compensation Plan established effective July 1, 1993 (as amended, the "Incentive Plan"), in which management employees (other than the Chief Executive Officer), as well as certain additional discretionary participants chosen by the Chief Executive Officer, are eligible to participate. Under the Incentive Plan, at the beginning of each fiscal year, the Board of Directors (with advice from the Committee) establishes a target incentive compensation pool, which is then adjusted at year-end to reflect the Company's performance in achieving its corporate objectives.

     After each fiscal year, the Board of Directors and the Committee make a determination as to the performance of the Company and Incentive Plan participants in meeting corporate objectives and individual objectives, which are determined from time to time by the Board of Directors in its sole discretion and which included for 1998: a target level of cash at year end; improvement in operating cash flow; generation of current income; progress toward strategic alliances, potential partnerships or financing arrangements; and various objectives tied to development of the Company's product lines. Awards to Incentive Plan participants vary depending upon the level of achievement of corporate objectives, the size of the incentive compensation pool and the Incentive Plan participants' base salaries and performance during the fiscal year as well as their expected ongoing contribution to the Company. The Company must meet a minimum percentage of its corporate objectives (currently 70%) before any awards are made under the Incentive Plan.

     Awards under the Incentive Plan vest over a three-year period with 50% of each award payable on a date to be determined, expected to be in February or March of the following fiscal year, and 25% payable on each of the next two annual distribution dates, so long as the Incentive Plan participant continues to participate in the Incentive Plan. The portion payable on the first distribution date is payable 50% in cash and 50% in Common Shares (based on a 10-day average market price). Incentive Plan participants must choose prior to the end of the first year of the three-year period whether the balance is to be paid in cash or Common Shares. All share issuances under the Incentive Plan are made pursuant to the Restricted Plan.

     For 1998, the Committee and the Board of Directors determined that management had met a percentage of the corporate objectives summarized above in excess of the 70% minimum required by the Plan in order to make awards thereunder. In 1998, 35 individuals were eligible to participate in the Incentive Plan, including all of the executive officers named in the "Summary Compensation Table" above other than Mr. Castello.

     Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code") generally limits the deductible amount of annual compensation paid to certain individual executive officers (i.e., the chief executive officer and the four other most highly compensated executive officers of the Company) to no more than $1 million. However, qualifying performance-based compensation will be excluded from the $1 million cap on deductibility, and the Committee believes, based on information currently available, that the Company's options issued to its executive officers qualify for this exclusion. Considering the current structure of executive officer compensation and the availability of deferral opportunities, the Committee believes that the Company will not be denied any significant tax deduction for 1999. The Committee will continue to review tax consequences as well as other relevant considerations in connection with compensation decisions.

                                       William K. Bowes, Jr.
                                       W. Denman Van Ness

Performance Graph

     Comparison of Five Year Cumulative Total Return Among XOMA, Nasdaq Composite Index and DJ Medical Biotech Index


         As of                      XOMA                       Nasdaq                    Dow Jones Medical
     December 31,               Corporation                Composite Index               and Biotechnology
     ------------               -----------                ---------------               -----------------

         1993                       100                          100                            100
         1994                        52                           97                            113
         1995                        67                          135                            193
         1996                        98                          166                            204
         1997                       106                          202                            263
         1998                        61                          282                            358



     The comparison assumes $100 invested on December 31, 1993 in the Company's Common Stock, the Nasdaq Composite Index, and the Dow Jones Medical and Biotechnology Index (weighted). Total return assumes reinvestment of dividends although the Company has never paid cash dividends. Returns for the Company are not necessarily indicative of future performance.

                       PROPOSAL 1 - ELECTION OF DIRECTORS

     The Company's directors are elected annually to serve until the next annual meeting of shareholders and until their successors are elected and have qualified, or until their death, resignation or removal. The nominees for the Board of Directors are set forth below. Unless otherwise instructed, the proxy holders will vote all proxies received by them in the accompanying form for the nominees for directors listed below. In the event any nominee should become unavailable for election due to an unexpected occurrence, the proxies will be voted for any such substitute nominee as may be designated by the present Board of Directors to fill the vacancy. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them for the nominees listed below. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any of the nominees listed below will be unable to serve. The seven candidates receiving the highest number of affirmative votes of the shares entitled to vote at the annual meeting will be elected as directors of the Company.

NOMINEES TO BOARD OF DIRECTORS

          Name                             Title                          Age
          ----                             -----                          ---

John L. Castello                    Chairman of the Board,                62
                                      President and
                                      Chief Executive Officer
Patrick J. Scannon, M.D., Ph.D.     Chief Scientific and Medical          51
                                      Officer and Director
James G. Andress                    Director                              60
Williams K. Bowes, Jr.              Director                              72
Arthur Kornberg, M.D.               Director                              81
Steven C. Mendell                   Director                              57
W. Denman Van Ness                  Director                              56


     Mr. Castello became Chairman of the Board, President and Chief Executive Officer in March 1993. From April 1992 to March 1993, Mr. Castello was President, Chief Executive Officer and a director. Mr. Castello was President and Chief Operating Officer of the Ares Serono Group from 1988 to 1991 and prior to that was President of the Serono Diagnostics Division from 1986 to 1988. Ares Serono is known in the United States for fertility drugs, and it is also the manufacturer of a bioengineered human growth hormone which is marketed primarily outside of the United States. Mr. Castello previously held senior management positions at Amersham International PLC and Abbott Laboratories. Mr. Castello is also a director of Cholestech Corporation and Metra Biotech, Inc. Cholestech is engaged in the business of developing products for the diagnostic measurement of cholesterol and other blood components. Metra is engaged in the business of developing bone resorption diagnostic products.

     Dr. Scannon is one of the founders of the Company and has served as a director since its formation. Dr. Scannon became Chief Scientific and Medical Officer in March 1993. He served as President of the Company from its formation until April 1992 and as Vice Chair-man, Scientific and Medical Affairs from April 1992 to March 1993. In 1998, Dr. Scannon also became a director of NanoLogics, Inc., a software company. From 1979 until 1981, Dr. Scannon was a clinical research scientist at the Letterman Army Institute of Research in San Francisco. A Board-certified internist, Dr. Scannon holds a Ph.D. in organic chemistry from the University of California, Berkeley, and an M.D. from the Medical College of Georgia. Dr. Scannon is also a member of XOMA's Scientific Advisory Board.

     Mr. Andress has been a director since November 1995 and is a former Chairman of the Pharmaceuticals Group, Beecham Group, plc and Chairman, Healthcare Products and Services of SmithKline Beecham, plc and the former President and Chief Operating Officer of Sterling Drug, Inc. Since November 1, 1996, he has served as Chairman and CEO of Warner Chilcott, plc, a specialty pharmaceuticals company. From 1989 to 1995, he served as President and director of Information Resources, Inc., a decision support software and consumer packaged goods research company and currently serves as a director. Mr. Andress is also a director of The Liposome Company, Inc., a biotechnology company. He also serves as a director of Sepracor, Inc., a separations technology company, O.P.T.I.O.N. Care, Inc., a home health care company, Allstate Insurance Company and one private company.

     Mr. Bowes has been a director since February 1986 and has been a General Partner of U.S. Venture Partners since 1981. Mr. Bowes is also a director of Amgen Inc., Applied Micro-Circuits Corporation, Lynx Therapeutics, Inc. and one private company.

     Dr. Kornberg has been a director since April 1991 and is a member of XOMA's Scientific Advisory Board. He is a distinguished author and researcher who was chairman and founder of the Department of Biochemistry at the Stanford University School of Medicine. Dr. Kornberg received the Nobel Prize in 1959 for his discovery of the enzymatic synthesis of DNA. His present research is on the genetics, biochemistry, physiology and clinical relevance of inorganic polyphosphate. He is the author of "DNA Replication," one of the basic textbooks of biochemistry. Dr. Kornberg was a founder and is a member of the Boards of Scientific Advisors of DNAX, now a wholly owned subsidiary of Schering-Plough Corporation, and Regeneron Pharmaceuticals, Inc., a biotechnology company focused on neurobiology.

     Mr. Mendell has been a director of the Company since 1984. From April 1992 to March 1993, he was Chairman of the Board. Mr. Mendell was also Chief Executive Officer of the Company from 1986 until April 1992. He is currently Chairman and President of Selective Genetics, Inc. (formerly Prizm Pharmaceuticals, Inc.), a private company engaged in the development of gene therapy products for tissue regeneration and repairs. Mr. Mendell is currently a director of Ciblex Corporation and from November 1997 to December 1998,he served as President and Chief Executive Officer of that company. Ciblex is a private company engaged in the development of small molecules to block the release of disease-causing proteins. Mr. Mendell is also a director of StressGen Biotechnologies Corp., a biopharmaceutical company engaged in the development of pharmaceutical products for treatment of cancer and the prevention of infectious disease, and Wells Publishing Corporation.

     Mr. Van Ness has been a director since October 1981. He is a Managing Director of CIBC Capital Partners, an international merchant banking organization. From 1986 through March 31, 1996, Mr. Van Ness was a General Partner of Olympic Venture Partners II and Rainier Venture Partners, venture capital funds, and from 1977 until 1985, he was a General Partner of the venture capital group at Hambrecht & Quist, the manager of several venture capital funds.

                                  BOARD MATTERS

Board Meetings and Committees

     During the fiscal year ended December 31, 1998, the Board of Directors held eight meetings. Each Board member attended at least 75% of the aggregate number of meetings of the Board and the committees of the Board on which he served that were held during the last fiscal year.

     The Board of Directors has standing audit, compensation and nominating committees. The nominating committee performs the functions of director evaluation and selection. The committee currently consists of Messrs. Bowes, Castello and Van Ness. The committee will not accept unsolicited director nominations by shareholders. The committee held no meetings during 1998.

     The audit committee is primarily responsible for approving the services performed by the Company's independent accountants and reviewing the Company's accounting practices and system of internal accounting controls. This committee, currently consisting of Mr. Mendell and Mr. Andress, held two meetings during 1998.

     The compensation committee is responsible for recommending and reviewing the compensation, including options and perquisites, of the Company's officers and other employees. This committee, currently consisting of Messrs. Bowes and Van Ness, held one meeting during 1998.

Board Compensation and Related Matters

     Each non-employee director receives a quarterly retainer of $1,000, $1,000 for each meeting of the Board of Directors attended and $500 for each committee meeting attended in person on a date other than on the date of a meeting of the Board of Directors. Additionally, each non-employee director is granted options to purchase 15,000 Common Shares pursuant to the 1992 Directors Stock Option Plan (the "Directors Plan") upon initial election to the Board of Directors and is annually granted 7,500 Common Shares pursuant to the Directors Plan upon reelection to the Board of Directors, each at an exercise price per share equal to the closing market price of the Common Shares on the date of grant, which for 1998 was $4.875.

     Directors who are employees of the Company are neither paid any fees or other remuneration nor awarded options or Common Shares of the Company for services as members of the Board of Directors or its committees.

            PROPOSAL 2 - APPROVAL OF THE ISSUANCE OF COMMON SHARES IN
                        COMPLIANCE WITH NASDAQ RULE 4460

Background

     In August 1997 and June 1998, the Company (then a Delaware corporation) completed two private placements with the same group of investors, issuing a combined total of 2,500 shares of Convertible Preferred Stock, Series G ("Series G Preferred") and another series of convertible preferred stock (now designated "Series C Preference Shares") for total proceeds of approximately $24.2 million net of cash issuance costs. Conversions of both series into Common Shares were (and are) based on the market price of the Common Shares at the time of conversion. There was no initial discount on the conversion price, but a discount of 2% was added for each month the relevant series was held, up to a maximum discount of 14%, in the case of the Series G Preferred, and 12% (which is also the current discount), in the case of the Series C Preference Shares. Minimum conversion prices of $7.80 (for the Series G Preferred) and $5.35 (for the Series C Preference Shares) were in effect for the first 60 days after the issuance of each series.

     Of the two series, only 360 of the Series C Preference Shares (representing $3.6 million) remained outstanding as of March 31, 1999, all of the Series G Preferred and 890 of the Series C Preference Shares having been converted in accordance with their terms.

     The Board of Directors authorized the sale of the Series G Preferred and the Series C Preference Shares in order to raise proceeds which were applied principally towards product development. The terms of the two series are discussed in Note 4 to the Company's Consolidated Financial Statements, which are included in the Annual Report to Shareholders for 1998 enclosed with this proxy statement. Copies of the relevant documents for the issuance of the two series were filed as exhibits to the Company's Reports on Form 8-K filed August 18, 1997 and June 29, 1998, respectively. Shareholders desiring a more complete understanding of these securities are urged to refer to such footnote and exhibits.


Nasdaq Rule 4460

     Rule 4460 of the Nasdaq Stock Market, Inc. sets forth certain corporate governance standards for issuers, such as the Company, whose securities are listed on the Nasdaq National Market. Rule 4460 requires, among other things, that the Company obtain shareholder approval for the sale or issuance of a number of Common Shares (or securities convertible into or exchangeable for Common Shares, such as the Series G Preferred and the Series C Preference Shares) equal to or in excess of 20% of the number of Common Shares outstanding prior to such issuance if such issuance is for a purchase price which is less than the greater of the book or market value of the Common Shares. Due to the similarities between the Series G Preferred and the Series C Preference Shares, the Company believes they would be treated as securities of the same class or series for purposes of Rule 4460.

     On the date the Series G Preferred was issued (the "Series G Closing Date"), there were 39,687,433 Common Shares outstanding, and one share less than 20% of such number of shares is 7,937,486. The Series G Preferred, plus accrued dividends, have been converted into a total of 4,019,581 Common Shares, leaving 3,917,905 shares available for issuance upon conversion of the Series C Preference Shares in compliance with Rule 4460 at the time of issuance of the Series C Preference Shares. On the date the Series C Preference Shares were issued (the "Series C Closing Date"), the Series C Preference Shares were convertible into 2,336,448 Common Shares. Given the initial minimum conversion price of the Series C Preference Shares, the Company was not required to obtain shareholder approval for the issuance of the Series C Preference Shares. Because the conversion price is a floating price, however, the conversion right of the investors was structured so that at any time a conversion would comply with the Rule 4460.

     Accordingly, the rights of the Series C Preference Shares provide that if on any conversion date the conversion of all the outstanding Series C Preference Shares, together with all Common Shares previously issued upon conversion of Series C Preference Shares and the Series G Preferred Stock and in respect of payment of dividends thereon, would require the issuance of a number of Common Shares in excess of 20% of the number of such shares outstanding on the Series G Closing Date, the Company is required, at its option, either to redeem all of such holder's inconvertible Series C Preference Shares at a redemption price per share based on the five day trailing average market price at the time of conversion or at the time of redemption, whichever is greater, or, after obtaining shareholder approval, to convert such Series C Preference Shares into Common Shares; however, if the Company elects to seek shareholder approval, the holders of a majority of the outstanding Series C Preference Shares may request, in lieu of such approval, that the Company redeem the Series C Preference Shares.


Conversions

     On the Series G Closing Date, the effective conversion price of the Series G Preferred was $7.80 per Common Share (or $5.59 after giving effect to the 14% discount and without regard to the initial minimum price referred to above). Due to adverse general market conditions resulting in substantial declines in the market price of the Common Shares, a total of 3,853,987 Common Shares were issued upon conversion of Series G Preferred (excluding accrued dividends), for an average conversion price of $3.24 per share. On the Series C Closing Date, the effective conversion price of the Series C Preference Shares was $5.35 per Common Share (or $3.92 after giving effect to the 12% discount and without regard to the initial minimum price referred to above). As of March 31, 1999, due to adverse general market conditions resulting in substantial declines in the market price of the Common Shares, 3,632,985 Common Shares have been issued upon conversion of Series C Preference Shares (excluding accrued dividends), for an average conversion price of $2.45 per share. As of March 31, 1999, only $3.6 million stated value of Series C Preference Shares remained outstanding, but only 213,872 Common Shares remained available for issuance upon conversion of Series C Preference Shares in compliance with Rule 4460.

Redemption

     If an investor requests that the Company redeem Series C Preference Shares as described above and the Company fails for any reason to pay the redemption price within seven days after the conversion date, the Company will pay interest on such amount at an annual rate of 15%. Because the redemption price depends on the date on which the Company pays the redemption amount in full and such date is not known, the Company cannot determine at this time the amount it may have to pay to redeem any inconvertible Series C Preference Shares. Under the redemption price calculation, however, the Company bears the risk of any decrease in the market price of the Common Shares between the conversion date and the redemption date. Were it to use any of its available liquidity to redeem the inconvertible Series C Preference Shares, the Company would diminish its cash position, depriving itself of necessary resources for product development. If the Company had redeemed the remaining inconvertible Series C Preference Shares on March 31, 1999, the Company would have paid the remaining investors approximately $3.6 million.


Reasons for the Proposal

     The Board of Directors of the Company believes that the right of the investors to require the Company to redeem the inconvertible Series C Preference Shares has the potential to severely diminish the Company's existing working capital. Alternatively, if the Company does not obtain shareholder approval necessary to issue the shares in excess of the limits of Rule 4460, and the Company nevertheless issues such shares, the Company would be delisted from the Nasdaq National Market. The Board of Directors believes that the potential adverse consequences of a failure of the shareholders to approve this proposal far outweigh the possible dilutive effect of approval of the proposal. Therefore, in order to protect the Company's working capital and preserve the liquidity of the investment of its shareholders in the Common Shares, the Board of Directors has determined that approving under Rule 4460 the issuance to the investors of 20% or more of the outstanding Common Shares at less than the greater of market or book value is advisable and in the best interest of the Company and its shareholders.


Vote Required

     The affirmative vote of the holders of a majority of the votes cast by the shareholders at the annual meeting, in person or by proxy, is required for the approval of the issuance of the shares pursuant to Rule 4460.

     The Board of Directors unanimously recommends a vote "FOR" adoption of this proposal.

              PROPOSAL 3 - RATIFICATION OF INDEPENDENT ACCOUNTANTS

     The Board of Directors, on the recommendation of its audit committee, has selected Ernst & Young LLP ("Ernst & Young") LLP to serve as the Company's independent accountants for 1999. Ernst &

Young has been acting as the Company's independent accountants since fiscal year 1998.

     From fiscal 1983 through fiscal 1997, Arthur Andersen LLP ("Arthur Andersen") acted as the Company's independent accountants. Arthur Andersen was dismissed on March 19, 1998. The decision to change accountants was approved by the audit committee of the Board of Directors. The reports of Arthur Andersen on the financial statements of the Company for the two most recent fiscal years preceding such dismissal did not contain any adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. During the Company's two most recent fiscal years preceding such dismissal, there were no disagreements with Arthur Andersen on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Arthur Andersen, would have caused it to make a reference to the subject matter of the disagreements in connection with its reports; nor has Arthur Andersen ever presented a written report, or otherwise communicated in writing to the Company or the Board of Directors or the audit committee thereof the existence of any "disagreement" or "reportable event" within the meaning of Item 304 of Regulation S-K. The Company has authorized Arthur Andersen to respond fully to the inquiries of Ernst & Young. The letter from Arthur Andersen addressed to the Securities and Exchange Commission (the "SEC"), as required by Item 304(a)(3) of Regulation S-K, to the effect that it agrees with the Company's disclosure regarding its dismissal, has been filed as an exhibit to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997, as amended.

     The ratification of the appointment of Ernst & Young is being submitted to the shareholders at the annual meeting. If such appointment is not ratified, the Board of Directors will consider the appointment of other accountants. The Board of Directors recommends a vote "FOR" the ratification of the appointment of Ernst & Young as the Company's independent accountants for the 1999 fiscal year.

     A representative of Ernst & Young is expected to be present at the meeting with an opportunity, if desired, to make a statement and to respond to your questions.

                              CERTAIN TRANSACTIONS

     Pursuant to his employment agreement, in 1993 the Company made a loan to Dr. Scannon, its Chief Scientific and Medical Officer and a Director, in the initial amount of $290,000. See "Employment Contracts and Termination of Employment and Change-in-Control Arrangements." As of April 1, 1999, $209,565.40 of principal and interest on the loan remained outstanding and $177,141 in principal and interest payments have been received by the Company.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors and persons who own more than 10% of a registered class of the Company's equity secu-rities to file initial reports of ownership and changes in ownership with the Securities and Exchange Commission (the "SEC") and the Nasdaq National Market. Such executive officers, directors and shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based on a review of the copies of the forms furnished to the Company and written representations from the Company's executive officers and directors, all persons subject to the reporting requirements of Section 16(a) filed the required reports with respect to 1998 on a timely basis.

                                  OTHER MATTERS

            The Board of Directors does not know of any matters to be presented at this annual meeting other than those set forth in this proxy statement and in the notice accompanying this proxy statement. If other matters should properly come before the meeting, it is intended that the proxy holders will vote on such matters in accordance with their best judgment.

     It is important that your shares be represented at the meeting, regardless of the number of shares which you hold. You are, therefore, urged to promptly execute and return the accompanying proxy in the postage prepaid envelope which has been enclosed for your convenience.

                              SHAREHOLDER PROPOSALS

     A shareholder who intends to present a proposal at the 2000 meeting of shareholders must submit such proposal by November 30, 1999, to the Company for inclusion in the Company's 2000 proxy statement and proxy card relating to such meeting. The proposal must be mailed to the Company's principal office, at 2910 Seventh Street, Berkeley, California, 94710, Attention: Secretary.

                                    By Order of the Board of Directors,



                                    Christopher J. Margolin
                                    Secretary


April 20, 1999
Berkeley, California

                        [FORM OF PROXY CARD/INSTRUCTIONS]

                                    XOMA LTD.
                               2910 Seventh Street
                               Berkeley, CA 94710

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints JOHN L. CASTELLO and PATRICK J. SCANNON, and each of them, with full power of substitution, as the proxy or proxies of the undersigned to vote all Common Shares of XOMA Ltd. which the undersigned is entitled to vote at the annual meeting of shareholders of XOMA Ltd. to be held at The Claremont Hotel, Ashby and Domingo Avenues, Berkeley, California 94623 on May 25, 1999, at 9:00 a.m. local time, and at any adjournment or postponement thereof, with all powers that the undersigned would have if personally present thereat:

1.   Election of Directors

     01  James G. Andress               02  William K. Bowes, Jr.               03  John L. Castello
     04  Arthur Kornberg, M.D.          05  Steven C. Mendell                   06  Patrick J. Scannon, M.D., Ph.D.
     07  W. Denman Van Ness

     |_| FOR all nominees                            |_|      WITHHOLD AUTHORITY to
         (except as marked to the contrary below)             vote for all nominees

                 (The Board of Directors recommends a vote FOR.)

     This proxy will be voted in the election of directors in the manner described in the proxy statement for the 1999 annual meeting of shareholders. (INSTRUCTION: To withhold authority to vote for one or more individual nominees, write such name or names in the space provided below.)

-------------------------------------------------------------------------------

2. Proposal to approve the issuance of Common Shares upon conversion of the Company's remaining outstanding Series C Preference Shares in compliance with Rule 4460 of the Nasdaq Stock Market.

                 (The Board of Directors recommends a vote FOR.)

     FOR     |_|            AGAINST       |_|            ABSTAIN       |_|

------------------------------------------------------------------------------

3. Proposal to ratify the appointment of Ernst & Young LLP to act as the Company's independent accountants for the 1999 fiscal year.

                (The Board of Directors recommends a vote FOR.)

     FOR     |_|            AGAINST       |_|            ABSTAIN       |_|

------------------------------------------------------------------------------

4. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting and at any adjournment or postponement thereof.

         (Continued, and to be marked, dated and signed, on other side)


--------------------------------------------------------------------------------
                              FOLD AND DETACH HERE

                        YOU CAN VOTE IN ONE OF TWO WAYS:


1. Call TOLL FREE 1-800-840-1208 on a touch tone telephone and follow the instructions on the reverse side. There is NO CHARGE to you for this call.

2. Mark, sign and date your proxy card and return it promptly in the enclosed envelope.

                           (Continued from other side)

     This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR Proposals 1 through 3.

-------------------------------------------------------------------------------
  *** IF YOU WISH TO VOTE BY TELEPHONE, PLEASE READ THE INSTRUCTIONS BELOW ***
-------------------------------------------------------------------------------


                                 Dated: _______________________, 1999

                                 ----------------------------------------------
                                 Signature of Shareholder

                                 ----------------------------------------------
                                 Signature if held jointly

                                 Please sign exactly as name appears above.
                                 When shares are held by joint tenants,
                                 both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized person.

         PLEASEMARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING
                             THE ENCLOSED ENVELOPE.

--------------------------------------------------------------------------------
                              FOLD AND DETACH HERE

                                VOTE BY TELEPHONE

Your telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and return your proxy card.

You will be asked to enter a Control Number which is located in the box in the lower right hand corner of this form.

-------------------------------------------------------------------------------
OPTION 1:  To vote as the Board of Directors recommends on ALL proposals:
Press 1
-------------------------------------------------------------------------------

       Your vote will be confirmed and cast as you directed. END OF CALL.

-------------------------------------------------------------------------------
OPTION 2: If you choose to vote on each proposal separately, press 0. You will hear these instructions:
-------------------------------------------------------------------------------

Proposal 1: To vote FOR ALL nominees, press 1; to WITHHOLD FOR ALL nominees, press 9.

            To withhold FOR AN INDIVIDUAL nominee, press 0 and listen to the instructions.

Proposal 2: To vote FOR, press 1; AGAINST, press 9; ABSTAIN, press 0.

Proposal 3: To vote FOR, press 1; AGAINST, press 9; ABSTAIN, press 0.

The instructions are the same for all remaining proposals.

        Your vote will be confirmed as cast as you directed. END OF CALL.

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                              THANK YOU FOR VOTING.
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